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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated January 22, 1997 (except for Note I, as to which the date is October 23, 1997), accompanying the financial statements and schedule of CPS Systems, Inc. for each of the two years in the period ended December 31, 1996 contained in the Form SB-2, Registration Statement under the Securities Act of 1933 (the "Registration Statement") and in the Prospectus which forms a part of that Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


                                       GRANT THORNTON LLP


Atlanta, Georgia
October 31, 1997